Exhibit 21.1

Subsidiaries of AAC Group Holding Corp.

American Achievement Corporation

Commemorative Brands, Inc.

CBI North America, Inc.

Educational Communications, Inc.

Taylor Senior Holding Corp.

Taylor Publishing Company

TP Holding Corp.

Taylor Publishing Manufacturing, L.P.

Taylor Manufacturing Holdings, LLC